Lake & Associates, CPA's




March 8, 2011


SECURITIES AND EXCHANGE COMMISSION
Division of Corporation Finance
100 F Street, N.E., Mail Stop 7010
Washington, D.C. 20549

Re:  Red Mountain Resources, Inc. formerly Teaching Time, Inc.  (the "Company")

File No. 333-164968

We have read the statements made by Red Mountain Resources, Inc. formerly Teaching Time, Inc. which were provided to us and which we understand will be filed with the Securities and Exchange Commission pursuant to Item 4.01 of its Form 8-K, regarding the change in certifying accountant. We agree with the statements concerning our firm in such Current Report on Form 8-K. We have no basis to agree or disagree with other statements made under Item 4.01.

We hereby consent to the filing of the letter as an exhibit to the foregoing report on Form 8-K.
Yours very truly,

/s/ Lake & Associates, CPA's LLC
Lake & Associates, CPA's LLC
Schaumburg, IL